EXHIBIT 99.1
                             SETTLEMENT AGREEMENT

     This Settlement Agreement (hereinafter referred to as the "Agreement") is entered by Darling Capital, LLC ("Darling"), on the one hand, and Newgioco Group, Inc., formerly known as Empire Global Corp., a Delaware corporation ("Newgioco") and Michele Ciavarella, its Chief Executive Officer ("Ciavarella" and, with Newgioco and Darling, the "Parties").

                                   RECITALS

     WHEREAS, Darling and Newgioco entered into a Securities Purchase Agreement on or around January 22, 2016, pursuant to which Darling was to invest $750,000 into Newgioco pursuant to the terms of certain transaction documentation (the "First SPA").

     WHEREAS, the First SPA was amended by a second Securities Purchase Agreement dated February 29, 2016 (the "Second SPA").

     WHEREAS, the Parties entered into a "Guaranty" of the debt under the above-referenced loans issued by Confidi Union Impresa, as required by the First SPA and Second SPA, Section 2.2(a)(v) and Recital B(iv) and Exhibit D of the First SPA and the Second SPA, respectively.

     WHEREAS, pursuant to the First SPA and the Second SPA, Darling loaned to Newgioco $600,000 prior to February 29, 2016; and an additional $150,000 on or before April 5, 2016. In addition, the parties agreed that $15,000 of the loan proceeds would be retained by Darling for purposes of paying its attorneys' fees incurred to document the transaction.

     WHEREAS, Newgioco issued a Convertible Promissory Note to Darling in the face amount of $600,000 dated February 29, 2016 ("Note #1") and a Convertible Promissory Note in the face amount of $150,000 dated April 4, 2016 ("Note #2") but did not deliver Note #2 to Darling. Notwithstanding the immediately preceding sentence, Newgioco recorded the amounts paid by Darling on its books and records as a debt obligation owed to Darling. Note #2 annexed hereto as Addendum 1, remains deliverable and is provided to Darling pursuant to this Agreement.

     WHEREAS, pursuant to Note 1, on February 22, 2016 Newgioco issued a Warrant #15 to purchase 130,435 shares to Darling and pursuant to Note 2, on April 4 Newgioco issued a Warrant #15.1 to purchase 32,609 shares but did not deliver Warrant #15.1 to Darling. Notwithstanding the immediately preceding sentence, Newgioco recorded the Warrants issued to Darling on its books and records as a derivative liability due to Darling. Warrant #15.1 annexed hereto as Addendum 2, remains deliverable and is provided to Darling pursuant to this Agreement.

     WHEREAS, the Parties agree that Warrant #15, which expires on February 28, 2019 and Warrant #15.1, which expires April 4, 2019 permitted Darling to purchase an aggregate of 163,044 shares of Newgioco common stock exercisable on a cashless basis at $1.15 per share. Once those shares have been exercised on a cashless basis, an additional 81,522 shares of Newgioco common stock are exercisable on a cash only basis, at $2.00 per share.

     WHEREAS, the Parties agree that this Agreement is not intended to release, impair or affect the Warrants issued pursuant to the terms of the First SPA and Second SPA.

     WHEREAS, Newgioco paid Darling $22,730 on July 14, 2016, and has made no other payments to Darling on account of the foregoing Notes.

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     WHEREAS, the Parties dispute the amounts due by Newgioco to Darling under the abovementioned debt obligations and the agreements executed by them.

     WHEREAS, on November 17, 2016, Darling commenced an action in the Southern District of New York (case no. 16-CV-08943 PKC (AJP)) against Newgioco and Ciavarella by Complaint, which Complaint was later amended by Darling's first and second amended complaints.

     WHEREAS, Newgioco and Ciavarella filed Answers to each Complaint and Counterclaims against Darling. Collectively, the foregoing case and pleadings are referred to below as the "Lawsuit".

     WHEREAS, the Parties desire to resolve their disputes consensually pursuant to the terms of this Agreement. The Parties acknowledge and agree that, notwithstanding this Agreement, except as expressly provided herein, the terms of the Convertible Note #1 and Note #2, Warrant #15 and Warrant #15.1, the First SPA, and the Second SPA, as amended by letter agreement, shall remain in full force and effect.

                                     TERMS

     NOW THEREFORE, in consideration of the covenants and agreements expressed herein, and the recitals set forth above, which form a part of, and are incorporated into this Agreement, the Parties agree as follows:

     1. Delivery Obligations of Newgioco and Ciavarella:

        A. On or before May 15, 2017, Newgioco and Ciavarella shall deliver to
           Darling:

           a. an executed copy of this Agreement,
           b. a fully executed Stipulated Judgment in the form attached hereto at Exhibit A,
           c. a fully executed and duly authorized and issued Convertible Promissory Note #2 in the form attached hereto at Addendum 1,
           d. and a fully executed and duly authorized and issued Warrant #15.1 in the form attached hereto at Addendum 2.
           e. Newgioco shall also deliver, on the same date, a fully executed stock reserve letter in the form attached at Exhibit B.

        B. On or before May 30, 2017, Newgioco and Ciavarella shall cause to be delivered to Darling $350,000 (U.S.) by wire transfer as directed in writing by Darling.

        C. On or before June 12, 2017, Newgioco and Ciavarella shall cause to be delivered to Darling $350,000 (U.S.) by wire transfer as directed in writing by Darling.

        D. On or before June 26, 2017, Newgioco and Ciavarella shall cause to be delivered to Darling $300,000 (U.S.) by wire transfer as directed in writing by Darling.

        E. Newgioco and Ciavarella shall deliver to Darling or its counsel by email a copy of the Federal Wire Confirmation number for each of the above wire transfers set forth in this Paragraph 1, subsections (c),
           (d) and (e).




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        F. Newgioco and Ciavarella hereby covenant and assure Darling that they will cooperate with and comply with the terms of Warrant #15 and Warrant #15.1, including in the event that it is exercised, in whole or in part, by Darling or its successors and assigns, and that Newgioco and Ciavarella will not assert that any default under the First SPA or Second SPA as amended or any other provisions of any other agreement shall excuse the full, timely and complete performance of the terms of such Warrants, the duties of which hereafter shall be absolute and indefensible, and all defenses thereto being waived and released hereby.

        G. Newgioco and Ciavarella hereby covenant and agree that the Guaranty shall remain in full force and effect unless and until the general release provision below becomes effective upon full and timely performance of all obligations under this Settlement Agreement by Newgioco and Ciavarella.

     2. Delivery Obligations of Darling:

        A. Darling shall deliver, on or before May 15, 2017, an executed copy of this Agreement, via email or fax.

        B. Darling shall deliver to Newgioco and Ciavarella or their counsel by email a confirmation of receipt of delivery of funds for each of the wire transfers set forth in Paragraph 1, subsections (c), (d) and
           (e).

        C. Darling's counsel, Corrigan & Morris LLP, shall hold the Stipulated Judgment and shall file it with the Court or return it to counsel for Newgioco and Ciavarella, per the terms of this Agreement. Upon payment in full of the amounts due as set forth in Paragraph 1, subsections (c), (d) and (e); and the exercise or expiration of the Warrants, Darling shall also deliver to Newgioco and Ciavarella or their counsel a letter in the form attached at Exhibit C1 and C2, respectively cancelling the Transfer Agent Stock Reserve Letter dated January 20, 2016 and the May 15, 2017 letter attached at Exhibit B, respectively.

     3. Joint Deliveries of the Parties:

        A. The Parties shall mutually seek, by letter motion, a stay of the Lawsuit and a continuance of the scheduling order dates for approximately two months during the time of performance of the payment obligations hereunder.

        B. If a payment is missed or late, the Stipulated Judgment attached hereto at Exhibit A would be filed with the Court, Newgioco hereby waiving any and all objections thereto, and entered by the Court against the Defendants, jointly and severally, for the balance owed under the Settlement Agreement, without further notice.

       C. If all payments are timely made (time being of the essence), the Stipulated Judgment would not be entered and would be returned to Newgioco and Ciavarella' counsel. Instead, the case would be dismissed by Joint Stipulation of the Parties with prejudice as to all claims and counterclaims.




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     4. Mutual Release:

     Upon timely and full compliance with the obligations of the Parties under sections 1, 2 and 3 above, time being of the essence, and only after such compliance, Darling, on the one hand, and Newgioco and Ciavarella, on the other hand, except as provided herein, fully and forever release each other and each other's officers, directors, shareholders, attorneys, investors, agents, guarantors (including Confidi Union Impresa) and representatives, from any and all claims, counterclaims and defenses arising from or related to the Lawsuit, and all facts set forth above and that were or could have been brought by or in connection with the Lawsuit. Notwithstanding any of the foregoing, in the event that Confidi Union Impresa asserts any claim, demand, action or complaint against Darling, Darling shall be deemed not to have waived any claims, defenses or counterclaims against Confidi Union Impresa by virtue of this Settlement Agreement.

     5. No Admission of Liability:

In entering into this Agreement, no party herein is admitting the sufficiency of any claims, allegations, assertions, contentions, or positions of any other party, nor the sufficiency of the defense to any such claims, allegations, assertions, contentions, or positions. The parties desire to resolve the disputes between them in an amicable fashion, and the parties have entered into the Agreement in good faith.

     6. General Representations and Warranties:

        A. Authority to Enter Agreement: This Agreement is the result of arms-length negotiations. Each party to this Agreement represents and warrants to the other that the person executing this Agreement on behalf of such party is duly and fully authorized to do so, and that no further approvals are required to be obtained from any person or entities.

        B. No Assignment. The Parties represent and agree that they have not heretofore transferred or assigned in whole or in part or purported to have transferred in whole or in part to any person or entity any matter or interest thereof which is the subject of the Parties' releases under this Agreement.

        C. Time is of the Essence. To the extent that performance is to be governed by time, time shall be deemed of the essence hereof.

        D. Severability. In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining portions of this Agreement and the application thereof shall not in any way be affected thereby.

        E. Final Agreement: The parties to this Agreement and each of them, acknowledge that (1) this Agreement and its reduction to final form is a result of extensive good faith negotiations between the parties;
           (2) said parties have carefully reviewed and examined this Agreement for execution by said parties, or any of them; and (3) any statute or rule of construction that ambiguities are to be resolved against the drafting parties shall not be employed in the interpretation of this Agreement. Each party has had the opportunity to consult with independent legal counsel of their own choosing, and has done so, or by executing this Agreement, knowingly waives the opportunity of advice and representation by such counsel.
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        F. Binding Agreement: This Agreement is and shall be binding upon and shall inure to the benefit of the predecessors, subsidiaries, successors, assigns, principals, agents, officers, employees, associates, legal representatives, heirs, executives, and/or administrators of each of the parties hereto.

        G. Attorney's Fees for Future Action: In the event that any party should bring an action or other proceeding against any other party for the enforcement of, or seek a declaration as to, or assert by way of defense, any terms or provision of this Agreement, there shall be an award of reasonable attorney's fees and costs to the prevailing party or parties as the case may be.

        H. Interpretive Law: This Agreement is made and entered into the State of New York and shall in all respects be interpreted and enforced and governed by and under the laws of the State of New York.

        I. Modifications: This Agreement may be amended or modified only by a writing signed by all parties to this Agreement who are affected by the amendment or modification.

        J. Paragraph Headings: Paragraph headings are for reference only and shall not affect the interpretation of any paragraph hereto.

        K. No Inducement: Each of the parties to this Agreement warrants that no promise or inducement has been made or offered by any of the parties, except as set forth herein, and that this Agreement is not executed in reliance on any statement or representation of any of the parties or their representatives, concerning the nature and extent of the injuries, damages, or legal liabilities thereof. The parties further represent that they have been represented by legal counsel during the course of the negotiations leading to the signing of this Agreement, and that they have been advised by legal counsel with respect to the meaning of this Agreement and its legal effect.

        L. Counterparts: This Agreement may be executed in counterparts with the same effect as if all original signatures were placed on one document, and all of which together shall be one and the same Agreement.

        M. Effective Date: The parties hereto deem this Agreement to be effective as of the date that all Parties have delivered to the other Party or such Party's counsel, an executed copy of this Agreement.

                             (Signature Page Follows)















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IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement on the date affixed by their signature.


                                           DARLING CAPITAL, LLC

                                           By: /s/ Yoseph Levin
                                               _______________________________
                                         Name: Yoseph Levin, a Managing Member
                                               Date: 5/15/2017
                                               ___________________


                                           NEWGIOCO GROUP, INC., formerly Empire
                                           Global Corp., a Delaware Corporation

                                           By: /s/ Michele Ciavarella
                                               _______________________________
                                         Name: Michele Ciavarella, its Chief
                                               Executive Officer
                                               Date: 5/15/2017
                                               ___________________


                                            MICHELE CIAVARELLA

                                           By: /s/ Michele Ciavarella
                                               _______________________________
                                         Name: Michele Ciavarella, Individually
                                               Date: 5/15/2017
                                               ___________________

              (Signature Page to Settlement Agreement Dated May 15, 2017)



























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                                    EXHIBIT A


                              Stipulated Judgement



United States District Court
Southern District of New York
-----------------------------------------x
Darling Capital, LLC, a New York Limited          Case No. 16-cv-08943 PKC (AJP)
Liability Company,

v.

Newgioco Group, Inc., formerly Empire
Global Corp., a Delaware
Corporation, and Michele Ciavarella,
Canadian citizen,
Defendants.
-----------------------------------------x

                               STIPULATED JUDGMENT


     Plaintiff and Counterdefendant, Darling Capital, LLC, a New York Limited Liability Company ("Darling"), on the one hand, and Defendants and Counterclaimants, Newgioco Group, Inc., formerly Empire Global Corp. ("Newgioco"), and Michele Ciavarella, the Chief Executive Officer of Newgioco (collectively, "Defendants"), on the other hand, pursuant to a Settlement Agreement executed on or around May 15, 2017, a true and correct copy of which is attached hereto, stipulate to this Judgment.

     WHEREFORE, for good cause, this Court hereby orders, adjudges and decrees as follows:

     1. Defendants, jointly and severally, shall pay the sum of $1,000,000 to Darling, plus interest thereon at the default rate of 22% per annum, as set forth in the Parties' Note, calculated from the date of the Settlement Agreement, until paid in full (any payment having been made after May 15, 2017 from Defendants to Darling to offset such debt as of the date paid);

     2. Defendants, jointly and severally, are ordered and hereby enjoined to comply with Warrant #15 and Warrant #15.1, without setoff or defenses, pursuant to the terms of each such Warrant; and

     3. This Court reserves jurisdiction to enforce the terms of the Settlement Agreement and to adjudicate any and all claims and disputes thereunder, including to enforce the attorneys' fee provision in favor of the prevailing party.


[Intentionally left blank. Signature page to follow:]







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

SO STIPULATED:

Dated: May 15, 2017


By: /s/ Michele Ciavarella
____________________________________________
    Michele Ciavarella, as CEO of
Newgioco Group. Inc., formerly Empire
Global Corp., and in his Individual Capacity


By: /s/ Michael Goldstein
____________________________________________
    Michael Goldstein
DILLON HOROWITZ & GOLDSTEIN LLP
11 Hanover Square - 20th Floor
New York, NY 10005
(212) 248-4900
(212) 248-2848 fax
Attorneys for Defendants and Counterclaimants


Dated: May 15, 2017
____________________________________________
By: /s/ Yosef Levin

    Yosef Levin
Darling Capital, LLC


By: /s/ Stanley C. Morris
____________________________________________
    Stanley C. Morris
CORRIGAN & MORRIS Ll .P
20 I Santa Monica Boule\ ard. Suite 4 7:'
Santa Monica. CA 90401-2212
310-394-2800
(310) 394-2825 fax

Attorneys for the Plaintiff and Counterlaim Defendants


IT IS SO ORDERED:

Dated:_______________                       ____________________________________
                                            Judge, United States District Court
                                            Southern District of New York












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                                    EXHIBIT B

                      Transfer Agent Stock Reserve Letter


                                   EXHIBIT C.1

                          Transfer Agent Release Letter


                                   EXHIBIT C.2

                          Transfer Agent Release Letter



                                   ADDENDUM #1

                          Convertible Promissory Note #2

Please see the Securities Purchase Agreement and related documents filed as an exhibit to the Company's Form 8-K filed on March 2, 2016 with the Securities and Exchange Commission, and incorporated herein by reference.


                                   ADDENDUM #2

                                  Warrant #15.1

Please see the Securities Purchase Agreement and related documents filed as an exhibit to the Company's Form 8-K filed on March 2, 2016 with the Securities and Exchange Commission, and incorporated herein by reference.




























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